Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

AND WAIVER OF CLAIMS

THIS AGREEMENT, made and entered into this 30th day of January 2015, by and among ESB FINANCIAL CORPORATION, a Pennsylvania banking corporation with its headquarters and main office located in Ellwood City, Pennsylvania (hereinafter referred to as “ESB Financial”), ESB BANK, a Pennsylvania chartered savings bank and a wholly owned subsidiary of ESB Financial (“ESB”), RICHARD E. CANONGE (hereinafter referred to as the “Employee”), WESBANCO, INC., a West Virginia corporation (hereinafter referred to as “WesBanco”), and WESBANCO BANK, INC., a West Virginia banking corporation (hereinafter referred to as the “Bank”).

WHEREAS, ESB Financial, ESB, WesBanco and the Bank have entered into an Agreement and Plan of Merger dated the 29th day of October 2014 (the “Merger Agreement”) which provides for the merger of ESB Financial with and into WesBanco (the “Merger”) and ESB with and into the Bank,

WHEREAS, the Employee is presently serving as an officer of ESB Financial and/or ESB, and this Agreement will become effective only upon the Effective Date of the Merger as defined in the Merger Agreement, and

WHEREAS, the Employee is a party to an Amended and Restated Change in Control Agreement among ESB Financial and ESB dated November 20, 2012 (the “CIC Agreement”), and

WHEREAS, the parties agree that the Employee will have grounds to terminate his employment for “Good Reason” under the CIC Agreement upon completion of the Merger, which will trigger the payment by WesBanco of change in control benefits pursuant to the CIC Agreement, which the parties agree shall be in the amount of Three Hundred Seventeen Thousand Seven Hundred Fifty-Eight Dollars ($317,758.00), payable in a lump sum on the Effective Date of the Merger (the “Change in Control Payment”) and the other benefits herein provided.

WITNESSETH THAT: In consideration of the mutual promises and undertakings hereinafter set forth, the parties hereto agree as follows:

1. Separation from Service. As of the Effective Date of the Merger, the Employee will be hired on a full-time basis for a specific term of employment on a contract basis from the Effective Date to the end of the month following the conversion of the data processing system of ESB, at the same compensation as presently paid and with the same title as presently held, pursuant to a written employment agreement being concurrently executed by WesBanco, the Bank and the Employee (the “Term Agreement”). As of the end of the month following the conversion of the data processing system of ESB, the parties agree that the Employee shall have a separation from service for purposes of Section 409A of the Internal Revenue Code (the “Code”).

2. Consideration. WesBanco agrees to pay, or to have ESB pay, to the Employee the Change in Control Payment in a lump sum payment on the Effective Date of the Merger. The parties agree that the Change in Control Payment satisfies the short-term deferral exemption under Section 409A of the Code.

3. Continued Insurance Coverage. Continued insurance coverage is addressed in the separate Term Agreement, a copy of which is attached as Exhibit A.

4. Effect on CIC Agreement. Upon payment of the Change in Control Payment in Paragraph 2 above and the effectiveness of the Term Agreement, the CIC Agreement shall terminate with no further force and effect.

5. Other Benefits. The Employee further acknowledges that he has been provided with such information as he deems necessary to determine his rights, if any, under WesBanco’s various employee benefit plans and policies. The Employee further acknowledges that he is not entitled to any other severance benefits under applicable benefit programs, plans or policies of ESB Financial or ESB.

6. Release of Claims. In consideration of the cash payments and benefits to be provided to the Employee pursuant to this Agreement and the Term Agreement, the Employee hereby agrees to release and waive any and all claims or demands (whether known or unknown) which currently exist, arising from the Employee’s employment with ESB Financial and ESB, including, but not limited to, all matters in law, in equity, in contract (oral or written, express or implied), or in tort, (excluding workers’ compensation and any claim for employee benefits to which the Employee is entitled as of the last day of the Employee’s active employment with ESB Financial or ESB under the express terms of the employee benefit plans sponsored by such entities) against WesBanco, any of its parents, subsidiaries and affiliates or predecessors in interest and any employee benefit plan sponsored by any of them, and the officers, employees, directors, shareholders, fiduciaries and agents of any of them, along with the successors, assigns and heirs of any of the foregoing persons or entities (collectively referred to as the “Releasees”) arising from the Employee’s employment with ESB Financial and ESB. It is specifically understood and agreed between the Employee and WesBanco that this release and waiver includes any rights or claims to which the Employee may have been entitled under the Fair Labor Standards Act of 1938; the Civil Rights Act of 1866; the Equal Pay Act of 1963; Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Employee Retirement Income Security Act of 1974; Title 47 of the Pennsylvania Statutes, specifically Chapter 17; Chapter 21 of the West Virginia Code; W.Va. Code § 5-11, et seq.; the Rehabilitation Act of 1973; the Civil Rights Act of 1991; the Vietnam Era Veterans Readjustment Assistance Act of 1974; the Older Workers Benefit Protection Act; the Americans with Disabilities Act, and all other federal, state and local law claims, whether statutory or common law, including, but not limited to, those under the laws of the States of West Virginia and Pennsylvania, including, but not limited to, the West Virginia Human Rights Act, W.Va. Code § 5-11-1, et seq., and the Pennsylvania Human Relations Act.

However, the parties acknowledge that the Employee is not waiving any rights or claims that may arise after this Agreement is executed; provided, however, that the Employee shall be precluded from recovering for actions or inactions which occurred or should have occurred prior to the execution of this Agreement. Additionally, the Employee waives and releases any right he may have to recover any damages resulting from any action or suit instituted on his behalf by the Equal Employment Opportunity Commission, the West Virginia Human Rights Commission, or other fair employment practices agencies for any action or inaction occurring prior to the execution of this Agreement.

Notwithstanding any provision to the contrary: (y) nothing contained herein shall be deemed to modify, waive, release, terminate or amend any right or benefit the Employee may possess under the terms of the Agreement or the Term Agreement; and (z) notwithstanding the above, the Employee does not waive any right that the Employee may have related to (i) vested benefits under any tax-qualified plan provided by ESB Financial or any subsidiary or affiliate or any successor of the foregoing, (ii) any breach of the Agreement or the Term Agreement by WesBanco or any subsidiary or affiliate or any successor of the foregoing, (iii) any claim or right based upon facts and circumstances arising after the execution and delivery of this release, (iv) any accrued but unpaid compensation as of the Effective Date of the Merger, (v) his rights as a stockholder of ESB Financial or WesBanco, (vi) his rights as the holder of unexercised stock options to purchase common stock of ESB Financial, or (vii) any right or benefit that cannot be waived as a matter of law.

7. Employee’s Rights. The Employee specifically acknowledges that on the      day of January, 2015, officials of WesBanco presented him with this Agreement, thereby informing him of the amounts to which he will be entitled to upon his separation from service and explained to him that, in addition to those amounts, WesBanco would provide the consideration stated herein if, and only if, the Employee (i) executes this Agreement and releases and waives any and all claims he may have against the Releasees as defined herein; (ii) does not revoke this Agreement, as described below; and (iii) otherwise strictly abides by the terms of this Agreement. The Employee further acknowledges that he has been advised by WesBanco that he (i) has the right to consult an attorney of his own choice; (ii) has a minimum of forty-five (45) days to consider this document before signing it; and (iii) has seven (7) days after he signs this Agreement within which to revoke it, and that this Agreement shall not become effective or enforceable until seven days following the date of the Employee’s execution of this Agreement.

The toll free telephone number of the West Virginia State Bar’s Lawyer Information Referral Service is 1-800-642-3617. The toll free telephone number of the Pennsylvania Bar Lawyer Referral Service is 1-800-692-7375.

The Employee specifically recognizes that, by signing this Agreement, he is waiving any rights to receive any remedial or monetary relief, including without limitation, back pay, front pay, emotional distress damages, reinstatement, damages for injury to reputation, pain and suffering or loss of future income, or punitive damages as a consequence of any charge or complaint filed with the Equal Employment Opportunity Commission, the West Virginia Human Rights Commission, the Pennsylvania Human Relations Commission, or any similar state or federal agency.

Excluded from this Separation Agreement and Release and Waiver of Claims are any claims which cannot be waived by law, including but not limited to the right to file a charge with or participate in an investigation conducted by certain government agencies. The Employee does, however, waive his right to any monetary recovery should any agency pursue any claims on the Employee’s behalf. The Employee represents and warrants that the Employee has not filed any complaint, charge or lawsuit against WesBanco with any governmental agency and/or any court.

In addition, the Employee agrees never to sue WesBanco in any forum for any claim covered by the above release and waiver language, except that the Employee may bring a claim under the ADEA to challenge this Separation Agreement and Release and Waiver of Claims. If the Employee violates this Separation Agreement and Release and Waiver of Claims by suing WesBanco, other than under ADEA, the Employee shall be liable to WesBanco for its reasonable attorney’s fees and other litigation costs and expenses incurred in defending against such a suit.

8. No Admission of Liability. The parties agree that this Agreement and the offer to enter into this Agreement are not, and shall not be construed in any way as, or deemed to be, an admission by WesBanco or any of the Releasees of any act of wrongdoing or admission of liability or responsibility at any time or in any manner whatsoever. The parties further agree that this Agreement may not be used in any action between the Employee and WesBanco or any of the Releasees, other than for the enforcement of this Agreement or as evidence of a waiver by the Employee.

9. Program Not to Benefit Others. The parties acknowledge that the Employee’s right to the separation pay settlement described herein shall be determined exclusively under the provisions stated herein, and this Agreement is not intended to, and does not, create rights for the benefit of any other employee or person.

10. Final and Binding Agreement. The Employee agrees and recognizes that this Agreement is final and binding when signed by the Employee, subject only to the Employee’s revocation right as described in Paragraph 7 above and to the Merger being completed. In the event the Merger Agreement is terminated for any reason, this Agreement shall automatically become null and void.

11. Non-Disparagement. The Employee agrees not to make any disparaging or negative remarks, either orally or in writing, regarding WesBanco or any other Releasee concerning acts occurring before the signing of this Agreement or relating to this Agreement and the matters covered hereby. The Employee further agrees to direct his agents or any other person acting on his behalf to refrain from making such comments.

12. Remedies. In the event of a breach or threatened breach of all or part of Paragraph 11 of this Agreement, the Employee agrees that WesBanco shall be entitled to injunctive relief and all other remedies available at law or in equity in a court of competent jurisdiction to remedy any such breach or threatened breach. The Employee hereby acknowledges that damages alone would be inadequate and insufficient as a remedy for any such breach or threatened breach. The Employee further agrees that the covenants contained in Paragraph 11 and the remedies contained in this Paragraph 12, shall survive the termination of this Agreement.

13. References. If any inquiry about the Employee is made to WesBanco as a reference for future employment or for other purposes, WesBanco agrees that it shall state that it will provide the Employee’s dates of employment, job titles and job descriptions, in accordance with WesBanco’s existing personnel policies. Further, WesBanco, including its respective officers, directors, agents, servants or employees or any of their successors or assigns, shall not make any disparaging or negative remarks, either orally or in writing, regarding the Employee concerning any acts which occurred before the signing of this Agreement or relating to this Agreement. The Employee agrees to direct all inquiries concerning his employment and the separation thereof to the Director of Human Resources at WesBanco.

14. Unemployment Compensation. As additional consideration for this Agreement, WesBanco agrees that it will not contest any claim filed by the Employee for unemployment compensation with respect to the Employee’s separation from service described herein.

15. Voluntary Agreement. The Employee expressly warrants and represents to WesBanco as part of the consideration expressed herein that, before executing this Agreement, he has fully informed himself of its terms, contents and conditions, and represents that in making this settlement he has had the opportunity to obtain the benefit of the advice of counsel of his choosing and no promise or representation of any kind or character has been made to him by WesBanco, or by anyone acting on its behalf, except as is expressly stated in this Agreement. The Employee acknowledges that he has relied solely and completely upon his own judgment and, if he has so elected, the advice of counsel and other advisors in making this settlement, and that he fully and completely understands both the terms of the settlement and the release; that he fully understands it is a full, complete and final release, and that the payment and other consideration set forth in this Agreement are all the consideration to be conferred upon him in accordance with the parties’ agreement regarding the settlement of the matters described herein. The Employee further represents that he has read this Agreement in its entirety and that he understands all of its terms and enters into and signs this Agreement knowingly and voluntarily, with full knowledge of its significance, and not as a result of any threat, intimidation or coercion on the part of any person or entity.

16. Counterparts. This Agreement shall be executed in two counterparts, each of which shall be deemed an original and together shall constitute one and the same document, with one counterpart being delivered to each party.

17. Entire Agreement. This Agreement supersedes all other oral and written agreements between the parties hereto except for the Term Agreement, as to the matters herein and contains all of the covenants and agreements between the parties with respect to the employment of the Employee by WesBanco, the separation thereof, and the matters provided herein. The Employee acknowledges that, in executing this Agreement, he has not relied on any representation or statement not set forth herein. This Agreement may not be modified except in writing, signed by the Employee and WesBanco. This Agreement shall be binding on all of the Employee’s heirs, representatives, successors and assigns. The Employee shall not assign any rights or obligations under this Agreement, without the written consent of WesBanco. The Employee further represents that he has read this Agreement in its entirety and that he understands all of its terms and enters into and signs this Agreement knowingly and voluntarily, with full knowledge of its significance, and not as a result of any threat, intimidation or coercion on the part of WesBanco or any Releasee.

18. Law Governing Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia, excepting such State’s choice of law provisions, and except as otherwise preempted by the Employee Retirement Income Security Act of 1974 or other applicable federal law.

19. Waiver of Breach Not Deemed Continuing. The waiver of or by any party of a breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation.

20. Construction and Severability. The parties agree that, in all cases, the language of this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties. Furthermore, in the event that one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, the invalidity, illegality or unenforceability of such provision shall have no effect upon, and shall not impair, the validity, legality or enforceability of any other provisions in this Agreement.

21. Disclosure of Employment Information. Upon execution of an authorization for the release of information concerning the Employee’s employment to any prospective employer, WesBanco will disclose the Employee’s dates of employment, including hire date and separation date, job titles and job descriptions. No other employment information will be provided to any prospective employer.

22. Return of the Bank’s Property. The Employee avers that he has previously returned and delivered to WesBanco all of the Bank’s property in the Employee’s possession or control.

23. Confidentiality. The Employee understands and agrees that even after his separation from service, he is required to maintain the confidentiality of all proprietary information and knowledge acquired by him during his employment with the Bank, which belongs to the Bank or its customers, and which has not been published, disseminated or otherwise become a matter of general public knowledge. The Employee agrees that he will not directly or indirectly solicit known former customers of the Bank. The Employee agrees that he will not disclose or make use of such information, whether with respect to the Bank’s or WesBanco’s customers’ business, operations, finances, customers, employees or otherwise, and whether in written form or committed to memory.

24. Transition. The Employee will make every effort to ensure a smooth transition, and agrees to cooperate with WesBanco and to provide all necessary information regarding the status of operations, the location of relevant materials, and any other relevant information related to the Employee’s responsibilities with the Bank of which WesBanco should be aware or which WesBanco may request, now or at any later time.

25. Employee Cooperation. As a free and voluntary act, Employee also further agrees after the Employee’s separation to cooperate at WesBanco’s expense with any investigations or lawsuits involving WesBanco on matters where the Employee had specific knowledge or responsibility. The Employee will be reimbursed at a rate equal to his final base salary computed on an hourly basis. The Employee will make himself available at WesBanco’s expense for any litigation, including specifically, but not exclusively, preparation for depositions and trial. The Employee will not assist or provide information in any litigation against WesBanco except as required under law or formal legal process after timely notice is provided to WesBanco to allow WesBanco to take legal action with respect to the request for information or assistance. Nothing in this Agreement shall restrict or preclude the Employee from, or otherwise influence the Employee in, testifying fully and truthfully in legal or administrative proceedings against WesBanco, as required by law or formal legal process.

26. Tax Liability. The Employee is exclusively liable for the payment of any federal, state, city or other taxes that may be due as a result of the Change in Control Payment received by the Employee; provided, however, that WesBanco shall pay all federal, state and local amounts withheld from payments to the Employee and all of the employment taxes at the time normally paid by WesBanco on the Employee’s Change in Control Payment in connection with the consideration payable to the Employee pursuant to this Agreement.

27. Headings. Headings are inserted for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

28. Termination or Modification of Benefits. The Employee understands and agrees that nothing in this Agreement shall affect WesBanco’s reserved right to terminate or amend in whole or in part, in any manner whatsoever and with respect to the Employee or any other active or former employee or any group thereof, any employee benefit plan which is presently or which may be offered to WesBanco’s employees.

IN WITNESS WHEREOF, each of the parties hereto has executed this SEPARATION AGREEMENT AND RELEASE AND WAIVER OF CLAIMS as of the day and year first written above.

Executed this 30th day of January 2015.

ESB FINANCIAL CORPORATION

By	/s/ Charlotte A. Zuschlag
Charlotte A. Zuschlag
President and Chief Executive Officer

(SEAL)

ATTEST:

/s/ Frank D. Martz
Frank D. Martz
Corporate Secretary

ESB BANK

By	/s/ Charlotte A. Zuschlag
Charlotte A. Zuschlag
President and Chief Executive Officer

(SEAL)

ATTEST:

/s/ Frank D. Martz
Frank D. Martz
Corporate Secretary

/s/ Richard E. Canonge
RICHARD E. CANONGE

WESBANCO, INC., a West Virginia corporation

By	/s/ Todd F. Clossin
Its	President and Chief Executive Officer

(SEAL)

ATTEST:

/s/ Linda M. Woodfin

WESBANCO BANK, INC., a West Virginia banking corporation

By	/s/ Todd F. Clossin
Its	President and Chief Executive Officer

(SEAL)

ATTEST:

/s/ Linda M. Woodfin

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